Tommy R. Ferguson                                               August 19, 2004
19 Avery Circle
Jackson, MS 39211

Dear Tommy,

Following our recent discussions, it is with pleasure that I formally communicate and confirm an offer of employment with Xfone, Inc.

Position                Chief Financial Officer

Reporting to            Chief Executive Officer

Date of Employment      September 1, 2004

Salary                  $12,083.33 monthly ($145,000 annualized)

Stock Options and       It will be recommended to our Board of Directors that
Bonuses                 you receive a Stock Option for 300,000 shares of Common
                        Stock as part of the Xfone, Inc. 2004 Stock
                        Option Plan. The vesting of your options is over a four-year period, 25% vested after the first full year of employment, then 1/16th vested per quarter for the following three years. Your option price will be the fair market value and no less then $3.00 determined by the Board of Directors. If we decided to terminate the employment relationship within six to twelve months of employment then you will receive the relative option amount from the 25 percent for the actual time you've been employed. You will sign an irrevocable proxy to appoint Guy Nissenson or such other party designated by the company as proxy to vote your Common Stock issued to or acquired hereafter by you by exercising options or warrants until such time as you sell the shares. A bonus package related to the achievements of the company will be mutually agreed within the time frame of three months from beginning of employment.

Benefits You will be eligible to enroll in all of the company's benefit programs. You will also receive twenty-two days of vacation per year.

As an at-will employee of Xfone, Inc., your employment is voluntarily accepted and you are free to leave at any time and for any reason with proper notice. Similarly, Xfone, Inc. reserves the same right and may end its relationship with you at any time it is believed to be in the best interests of the Company. This mutual at-will employment arrangement supersedes all prior written and oral communication with you and can only be modified by written arrangement signed by you and Xfone, Inc

Enclosed are Xfone's Employee Confidentiality and Invention Agreement that requires your signature.

If you agree with the terms of this letter, please sign and return one copy to me along with the signed Employee Invention Assignment and Confidentiality Agreement. We look forward to your joining Xfone, Inc. and sharing this exciting opportunity with our team.



Sincerely yours,


Guy Nissenson
Chief Executive Officer


Please indicate your acceptance of this offer by signing in the space below. This offer expires August 19, 2004.

Accepted: __________________________________Date: ______________

      (a) Confidentiality Agreement.

      (i) During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

      (ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under any applicable federal or state trade secret law and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

      (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

      (iv) The Executive will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.


Agreed:

EMPLOYER:                            EXECUTIVE:



Xfone, Inc.



By:________________________________  _______________________________________
   Guy Nissenson, President & CEO    Tommy Ferguson, Individually

      (b) Executive Inventions Agreement.

Each Executive Invention will belong exclusively to the Employer. The Executive acknowledges that all of the Executive's writing, works of authorship, and other Executive Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Employer all of the Executive's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Executive Inventions. The Executive covenants that he will promptly:

      (i) disclose to the Employer in writing any Executive Invention;

      (ii) assign to the Employer or to a party designated by the Employer, at the Employer's request and without additional compensation, all of the Executive's right to the Executive Invention for the United States and all foreign jurisdictions;

      (iii) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Executive Invention in the United States and any foreign jurisdictions;

      (iv) sign all other papers necessary to carry out the above obligations;
      and

      (v) give testimony and render any other assistance in support of the Employer's rights to any Executive Invention.


Agreed:

EMPLOYER:                            EXECUTIVE:



Xfone, Inc.



By:________________________________  _______________________________________
   Guy Nissenson, President & CEO    Tommy Ferguson, Individually